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Jzaneen Lalani General Counsel (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Receives Nasdaq Notification Related to Minimum Bid Price

Montvale, NJ, December 6, 2007/PRNewswire-FirstCall/ — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) announced today that on December 5, 2007 it received notice from The Nasdaq Stock Market that for the past 30 business days the Company has not met the $1.00 minimum closing bid price requirement for continued listing on the Nasdaq Global Market, as required by Marketplace Rule 4450(a)(5).

The notification letter has no effect at this time on the listing of Memory Pharmaceuticals’ common stock on the Nasdaq Global Market and the Company will continue to trade on the Nasdaq Global Market under the symbol MEMY. The notification letter states that Memory Pharmaceuticals will be afforded 180 calendar days, or until June 2, 2008, to regain compliance with the minimum closing bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least 10 consecutive business days.

If the Company is unable to regain compliance by June 2, 2008, Nasdaq will provide written notification to the Company that its common stock is subject to delisting. The Company may also elect to apply to transfer its common stock from the Nasdaq Global Market to the Nasdaq Capital Market if it satisfies all requirements, other than the minimum bid price requirement, for initial inclusion in this market. If the Company makes such an election and its transfer application is approved, the Company will be eligible to regain compliance with the minimum closing bid price requirement until 180 days after the end of the first 180 day period. If, at the conclusion of either or both of the 180-day periods, Memory Pharmaceuticals has not achieved compliance, it may appeal Nasdaq’s determination to delist its securities.

About the Company

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression and bipolar disorder. For additional information, please visit our website at www.memorypharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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